Exhibit (a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
NOVEN PHARMACEUTICALS, INC.
at
$16.50 NET PER SHARE
Pursuant to the Offer to Purchase dated July 23, 2009
by
NORTHSTAR MERGER SUB, INC.
a wholly-owned subsidiary of
HISAMITSU U.S., INC.
a wholly-owned subsidiary of
HISAMITSU PHARMACEUTICAL CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 19, 2009, UNLESS THE OFFER IS EXTENDED.

July 23, 2009
To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 23, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Northstar Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Hisamitsu U.S., Inc., a Delaware corporation (“Holdings”) and a wholly-owned subsidiary of Hisamitsu Pharmaceutical Co., Inc., a corporation organized under the laws of Japan, to purchase all outstanding shares of common stock, par value $0.0001 per share, together with the associated Series A junior participating preferred stock purchase rights pursuant to the Rights Agreement, dated as of November 6, 2001, between the Company and American Stock Transfer & Trust, as amended (the “Shares”), of Noven Pharmaceuticals, Inc., a Delaware corporation, at a purchase price of $16.50 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $16.50 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms of and subject to the conditions to the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer will expire at 12:00 midnight, New York City time, on Wednesday, August 19, 2009 (which is the end of the day on August 19, 2009), unless the Offer is extended by the Purchaser. Except as otherwise described in Section 4 (“Withdrawal Rights”) of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Shares for payment by September 21, 2009, such Shares may be withdrawn at any time after that date until the Purchaser accepts Shares for payment.

4. The Offer is subject to certain conditions described in Section 15 (“Certain Conditions of the Offer”) of the Offer to Purchase.

5. Tendering stockholders who are registered stockholders or who tender their Shares directly to American Stock Transfer and Trust Company (the “Depositary”) will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, U.S. and Japanese stock transfer taxes on the Purchaser’s purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
NOVEN PHARMACEUTICALS, INC.
at
$16.50 NET PER SHARE
Pursuant to the Offer to Purchase
dated July 23, 2009
by
NORTHSTAR MERGER SUB, INC.
a wholly-owned subsidiary
of
HISAMITSU U.S., INC.
a wholly-owned subsidiary
of
HISAMITSU PHARMACEUTICAL CO., INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 23, 2009 and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Northstar Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Hisamitsu U.S., Inc., a Delaware corporation (“Holdings”) and a wholly-owned subsidiary of Hisamitsu Pharmaceutical Co., Inc., a corporation organized under the laws of Japan, to purchase all outstanding shares of common stock, par value $0.0001 per share, together with the associated Series A junior participating preferred stock purchase rights pursuant to the Rights Agreement, dated as of November 6, 2001, between the Company and American Stock Transfer & Trust, as amended (the “Shares”), of Noven Pharmaceuticals, Inc., a Delaware corporation, at a purchase price of $16.50 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                     SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

Please Print Name(s)

Address

Include Zip Code

Area Code and Telephone No.

Taxpayer Identification or Social Security No.